                           DSG INTERNATIONAL LIMITED

                       OFFER TO PURCHASE FOR CASH UP TO
850,000 OF ITS ORDINARY SHARES AT A PURCHASE PRICE NOT GREATER THAN $14.50 NOR
                          LESS THAN $12.75 PER SHARE

  THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT,
     NEW YORK CITY TIME, ON FRIDAY, DECEMBER 13, 1996, UNLESS THE OFFER IS
                                   EXTENDED.


  DSG International Limited, a British Virgin Islands company (the "Company"), hereby invites its shareholders to tender its Ordinary Shares, par value $.01 per share (the "Shares"), to the Company at prices, net to the seller in cash, not greater than $14.50 nor less than $12.75 per Share specified by such shareholders, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). The Company will, upon the terms and subject to the conditions of the Offer, determine a single price per Share that it will pay for the Shares (the "Purchase Price") validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders that will enable it to purchase 850,000 Shares (or such lesser number of Shares as are validly tendered at prices not greater than $14.50 nor less than $12.75 per Share) pursuant to the Offer. All Shares validly tendered at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, net to the seller in cash, upon the terms and subject to the conditions of the Offer, including the proration terms hereof. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration and conditional tenders will be returned.

     THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING
           TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER
                          CONDITIONS. SEE SECTION 7.

                               ----------------

  NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. EACH SHAREHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE. THE COMPANY HAS BEEN ADVISED THAT NO DIRECTOR OR EXECUTIVE OFFICER INTENDS TO TENDER SHARES PURSUANT TO THE OFFER, EXCEPT THAT TERRENCE D. DANIELS, A DIRECTOR OF THE COMPANY, CONTROLS A COMPANY THAT IS THE GENERAL PARTNER OF A FUND THAT OWNS 210,000 SHARES AND THAT FUND MAY TENDER ANY OR ALL OF SUCH SHARES IN THE OFFER.

  The Shares are listed and principally traded on the Nasdaq National Market System ("Nasdaq") under the symbol "DSGIF". On November 12, 1996, the last trading day prior to the Company's announcement and commencement of the Offer, the last reported sale price of the Shares on Nasdaq was $11 7/8 per Share. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE
SECTION 8.

                     The Dealer Manager for the Offer is:
                             SALOMON BROTHERS INC

November 13, 1996.

                                   IMPORTANT

  Any shareholder desiring to tender all or any portion of his or her Shares should either (1) complete and sign the Letter of Transmittal, or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary, and either deliver the certificates for Shares to Chase Mellon Shareholder Services, L.L.C. (the "Depositary") along with the Letter of Transmittal or deliver such Shares pursuant to the procedure for book-entry transfer set forth in
Section 3 hereof or (2) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. A shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if he or she desires to tender such Shares. Shareholders desiring to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply in a timely manner with the procedure for book-entry transfer, must tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 hereof. SHAREHOLDERS MUST COMPLETE THE SECTION OF THE LETTER OF TRANSMITTAL RELATING TO THE PRICE AT WHICH THEY ARE TENDERING SHARES IN ORDER TO VALIDLY TENDER SHARES.

  Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be obtained from the Information Agent.

  THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                               ----------------

                               TABLE OF CONTENTS

 SECTION                                                                   PAGE
 -------                                                                   ----
         INTRODUCTION....................................................    4
         PURPOSE OF THE OFFER............................................    5
   1.    NUMBER OF SHARES; PRORATION.....................................    5
   2.    TENDERS BY HOLDERS OF FEWER THAN 100 SHARES.....................    7
   3.    PROCEDURE FOR TENDERING SHARES..................................    7
         PROPER TENDER OF SHARES.........................................    7
         BOOK-ENTRY DELIVERY.............................................    8
         SIGNATURE GUARANTEES............................................    8
         METHOD OF DELIVERY..............................................    8
         FEDERAL INCOME TAX WITHHOLDING..................................    9
         GUARANTEED DELIVERY.............................................    9
         DETERMINATION OF VALIDITY; REJECTION OF SHARES; WAIVER OF
          DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS ..............    9
         TENDER CONSTITUTES AN AGREEMENT.................................    9
   4.    WITHDRAWAL RIGHTS...............................................   10
   5.    ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES...................   10
   6.    CONDITIONAL TENDER OF SHARES....................................   11
   7.    CERTAIN CONDITIONS OF THE OFFER ................................   12
   8.    PRICE RANGE OF SHARES; DIVIDENDS................................   14
   9.    PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER..............   14
  10.    SOURCE AND AMOUNT OF FUNDS......................................   16
  11.    CERTAIN INFORMATION CONCERNING THE COMPANY......................   17
  12.    TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES.............   20
  13.    CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.....................   21
  14.    CERTAIN FEDERAL INCOME TAX CONSEQUENCES.........................   21
  15.    EXTENSION OF THE OFFER; TERMINATION; AMENDMENTS.................   27
  16.    FEES AND EXPENSES...............................................   28
  17.    MISCELLANEOUS...................................................   28

TO THE HOLDERS OF ORDINARY SHARES OF DSG INTERNATIONAL LIMITED:

                                  INTRODUCTION

  The Company hereby invites its shareholders to tender Ordinary Shares, par value $0.01 per share (the "Shares"), to the Company at prices, net to the seller in cash, not greater than $14.50 nor less than $12.75 per Share, specified by such shareholders upon the terms and conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). The Company will, upon the terms and subject to the conditions of the Offer, determine a single price per Share that it will pay for the Shares (the "Purchase Price") properly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders that will allow it to buy 850,000 Shares (or such lesser number of Shares as are properly tendered and not withdrawn) at prices not greater than $14.50 nor less than $12.75 pursuant to the Offer. All Shares properly tendered and not withdrawn at prices at or below the Purchase Price prior to the Expiration Date (as defined in Section 1) will be purchased at the Purchase Price, net to the seller in cash, upon the terms and subject to the conditions of the offer, including the proration terms described below. See Section 1.

  THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 7.

  NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER ALL OR ANY SHARES. SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. NO DIRECTOR OR EXECUTIVE OFFICER OF THE COMPANY INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER, EXCEPT THAT TERRENCE D. DANIELS, A DIRECTOR OF THE COMPANY, CONTROLS A COMPANY THAT IS THE GENERAL PARTNER OF A FUND THAT OWNS 210,000 SHARES AND THAT FUND MAY TENDER ANY OR ALL OF SUCH SHARES IN THE OFFER. SEE SECTION 9.

  Each shareholder who has properly tendered (and not withdrawn) Shares at or below the Purchase Price will receive the Purchase Price, net to the shareholder in cash, for all Shares purchased, upon the terms and subject to the conditions of the Offer, including the provisions relating to proration described herein. If, prior to the Expiration Date, more than 850,000 Shares (or such greater number of Shares as the Company may elect to purchase) are properly tendered and not withdrawn, the Company will, upon the terms and subject to the conditions of the Offer, accept shares for purchase first from Odd Lot Owners (as defined in Section 2) who properly tender Shares at or below the Purchase Price and then on a pro rata basis from other shareholders whose Shares are properly tendered at or below the Purchase Price and not withdrawn. The Company will return at its own expense all Shares not purchased, including Shares not purchased because of proration or conditional Tender. Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 7 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company pursuant to the Offer. The Company will pay all fees and expenses of the Depositary, D. F. King & Co., Inc. (the "Information Agent") and Salomon Brothers Inc (the "Dealer Manager") in connection with the Offer.

  As of November 12, 1996, there were 7,682,000 Shares outstanding. The 850,000 Shares that the Company is offering to purchase represent at November 12, 1996 approximately 11% of the Shares outstanding. The Shares are listed and principally traded on Nasdaq under the symbol "DSGIF." On November 12, 1996, the last full trading day on Nasdaq prior to the Company's announcement and commencement of the Offer, the closing per Share sales price as reported by Nasdaq was $11 7/8. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE SECTION 8.

                             PURPOSE OF THE OFFER

  Over the past several years, the Company's operations have generated substantial cash, resulting in a strong balance sheet with substantial borrowing capacity. After the Offer is completed, the Company expects to have sufficient cash flow and access to other sources of capital to fund its growth initiatives, including building its businesses and making strategic acquisitions. The Company believes that the purchase of its Shares at this time represents an attractive investment opportunity that will benefit the Company and its remaining shareholders.

  The Offer provides shareholders who are considering a sale of all or a portion of their Shares the opportunity to determine the price or prices (not greater than $14.50 nor less than $12.75 per Share) at which they are willing to sell their Shares and, if any such Shares are purchased pursuant to the Offer, to sell those Shares for cash to the Company without the usual costs associated with a market sale. The Offer gives shareholders an opportunity to sell their Shares at a price greater than the prevailing market prices of the Shares immediately prior to the announcement of the Offer. The Offer would also allow Odd Lot Owners whose Shares are purchased pursuant to the Offer to avoid both the payment of brokerage commissions and any applicable odd lot discounts payable on sales of odd lots on a securities exchange. To the extent the purchase of Shares in the Offer results in a reduction in the number of shareholders of record, the costs to the Company for services to shareholders should be reduced. Shareholders who determine not to accept the Offer will increase their proportionate interest in the Company's equity, and therefore in the Company's future earnings and assets, subject to the Company's right to issue additional Shares and other equity securities in the future.

  On May 31, 1994, the Company announced that the Board of Directors had authorized the repurchase of up to 500,000 of the then outstanding Shares (the "Repurchase Program"). The Shares were to be purchased from time to time in the open market or through unsolicited negotiated transactions, including block purchases. The timing of the Repurchase Program and number of Shares repurchased was to be dictated by overall financial and market conditions. The authority was increased to 1,000,000 shares on July 7, 1995. Since May 31, 1994, the Company has repurchased 633,000 Shares at prices ranging from $10.875 to $15.875 per Share pursuant to the Repurchase Program. During the last 40 days the Company purchased 10,000 shares on October 23 at $11.625 per share and 30,000 shares on November 4 at $11.875 per share. Rule 13e-4 under the Exchange Act prohibits the Company from making any purchases of Shares until 10 business days after the Expiration Date, other than pursuant to the Offer; thereafter, the Company intends to resume the Repurchase Program. Any Share purchases under the Repurchase Program or otherwise may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer. Any future purchases by the Company, either pursuant to the Repurchase Program or otherwise, will depend on numerous factors, including the market price of the Shares, the results of the Offer, the Company's business and financial condition and general economic and market conditions. Shares purchased in the Offer will not be counted in the aggregate number of Shares to be purchased pursuant to the Repurchase Program.

  Shares the Company acquires pursuant to the Offer will become authorized but unissued Shares and will be available for issue without further shareholder action (except as required by applicable law or, the rules of any securities exchange on which Shares are listed) for purposes including, but not limited to, the acquisition of other businesses, raising of additional capital for use in the Company's business, and satisfaction of obligations under existing or future employee benefit plans. The Company has no current plan for issuance of Shares repurchased pursuant to the Offer.

  The Company in the past has considered and expects to continue to consider potential acquisitions or other strategic arrangements that may fit the Company's strategic plan. Although the Company from time to time engages in preliminary discussions with respect to such transactions, it has not entered into any definitive agreement with respect to any particular transaction. There can be no assurance that any agreement with respect to any potential acquisitions or other strategic arrangements will be reached on terms acceptable to the Company nor does the Company believe that any such acquisition or strategic arrangement is necessary for successful consummation of its strategic plan.

1. NUMBER OF SHARES; PRORATION

  Upon the terms and subject to the conditions of the Offer, the Company will accept for payment and purchase 850,000 Shares or such lesser number of Shares as are properly tendered on or prior to the Expiration Date (and not withdrawn in accordance with Section 4) at a price (determined in the manner set forth below) not greater than $14.50 nor less than $12.75 per Share. The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, December 13, 1996, unless the Company, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. For a description of the Company's right to extend the period of time during which the Offer is open, and to delay, terminate or amend the Offer, see Section 15. If the Offer is oversubscribed, Shares tendered prior to the Expiration Date will be subject to proration. The proration period also expires on the Expiration Date.

  The Company will, upon the terms and subject to the conditions of the Offer, determine a single Purchase Price, taking into account the number of Shares so tendered and the prices specified by tendering shareholders that will allow it to buy 850,000 Shares (or such lesser number as are properly tendered and not withdrawn) at prices not greater than $14.50 nor less than $12.75 per Share pursuant to the Offer.

  All Shares purchased pursuant to the Offer will be purchased at the Purchase Price. All Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration or otherwise, will be returned to the tendering shareholders at the Company's expense as promptly as practicable.

  If the number of Shares properly tendered prior to the Expiration Date (and not withdrawn in accordance with Section 5) at prices not greater than $14.50 nor less than $12.75 per Share is less than or equal to 850,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer), the Company will, upon the terms and subject to the conditions of the Offer, purchase at the Purchase Price all Shares so tendered.

  Upon the terms and subject to the conditions of the Offer, in the event that prior to the Expiration Date more than 850,000 Shares (or such greater number of Shares as the Company elects to purchase) are properly tendered and not withdrawn at or below the Purchase Price, the Company will accept Shares for purchase in the following order of priority:

  (a) first, all Shares properly tendered at or below the Purchase Price prior to the Expiration Date (and not withdrawn) by any Odd Lot Owner (as defined in Section 2), who:

    (1) tenders all Shares beneficially owned by such Odd Lot Owner at or below the Purchase Price (partial tenders will not qualify for this preference); and

    (2) completes the section entitled "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and

  (b) then, after purchase of all of the foregoing Shares, all other Shares properly tendered at or below the Purchase Price, before the Expiration Date (and not withdrawn), on a pro rata basis, if necessary (with adjustments to avoid purchases of fractional Shares).

  In the event that proration of tendered Shares is required, the Company will determine the final proration factor as promptly as practicable after the Expiration Date. Proration for each shareholder tendering Shares other than Odd Lot Owners shall be based on the ratio of the number of Shares tendered by such shareholder to the total number of Shares tendered by all shareholders other than Odd Lot Owners at or below the Purchase Price. Although the Company does not expect to be able to announce the final results of such proration until approximately five Nasdaq trading days after the Expiration Date, it will announce preliminary results of proration by press release as promptly as practicable after the Expiration Date. Shareholders may obtain such preliminary information from the Information Agent and may be able to obtain such information from their brokers.

  As described in Section 14, the number of Shares that the Company will purchase from a shareholder may affect the federal income tax consequences to the shareholder of such purchase and therefore may be relevant to a shareholder's decision whether to tender Shares. Each shareholder will be afforded the opportunity to designate in the Letter of Transmittal the order of priority in which Shares owned are to be purchased.

  THE COMPANY RESERVES THE RIGHT, IN ITS SOLE DISCRETION, TO PURCHASE ADDITIONAL SHARES PURSUANT TO THE OFFER. If (i) the Company increases or decreases the price to be paid for Shares, increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares or decreases the number of Shares being sought and
(ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner described in Section 15, the Offer will be extended until the expiration of ten business days from the date of publication of such notice. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

2. TENDERS BY HOLDERS OF FEWER THAN 100 SHARES

  For purposes of the Offer, the term "Odd Lots" means all Shares properly tendered, in accordance with the procedures set forth in Section 3, by the Expiration Date and not withdrawn, by or on behalf of shareholders ("Odd Lot Owners") who beneficially hold, as of the close of business on the Expiration Date, fewer than 100 Shares. As set forth above, Odd Lots will be accepted for purchase before any proration. IN ORDER TO QUALIFY FOR THIS PREFERENCE, AN ODD LOT OWNER MUST PROPERLY TENDER ALL SHARES BENEFICIALLY OWNED BY HIM OR HER. PARTIAL TENDERS WILL NOT QUALIFY FOR THIS PREFERENCE. The preference is not available to holders of 100 or more Shares, even if holders have separate share certificates for fewer than 100 Shares. ANY ODD LOT OWNER WISHING TO TENDER ALL SHARES BENEFICIALLY OWNED FREE OF PRORATION MUST COMPLETE THE SECTION ENTITLED "ODD LOTS" IN THE LETTER OF TRANSMITTAL AND, IF APPLICABLE, ON THE NOTICE OF GUARANTEED DELIVERY. Shareholders owning an aggregate of less than 100 Shares whose Shares are purchased pursuant to the Offer not only will avoid the payment of brokerage commissions, but also will avoid any applicable odd-lot discounts payable on a sale of their Shares in a Nasdaq transaction.

3. PROCEDURE FOR TENDERING SHARES

  PROPER TENDER OF SHARES. To tender Shares pursuant to the Offer, (i) a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof) with any required signature guarantees and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and either certificates for the Shares to be tendered must be transmitted to and received by the Depositary at one of such addresses or such Shares must be tendered pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender received by the Depositary), in each case by the Expiration Date, or (ii) the guaranteed delivery procedure described below must be followed.

  As specified in Instruction 5 of the Letter of Transmittal, each shareholder desiring to tender Shares pursuant to the Offer must properly indicate in the section captioned "Price (In Dollars) Per Ordinary Share At Which Ordinary Shares Are Being Tendered" on the Letter of Transmittal the price (in multiples of $.125) at which his or her Shares are being tendered; provided, however, that an Odd Lot Owner may check the box in the section entitled "Odd Lots" indicating that he or she is tendering all of his or her Shares at the Purchase Price. SHAREHOLDERS DESIRING TO TENDER SHARES AT MORE THAN ONE PRICE MUST COMPLETE SEPARATE LETTERS OF TRANSMITTAL FOR EACH PRICE AT WHICH SHARES ARE BEING TENDERED, EXCEPT THAT THE SAME SHARES CANNOT BE TENDERED (UNLESS PROPERLY WITHDRAWN PREVIOUSLY IN ACCORDANCE WITH THE TERMS OF THE OFFER) AT MORE THAN ONE PRICE. IN ORDER TO PROPERLY TENDER SHARES, ONE AND ONLY ONE PRICE BOX MUST BE CHECKED IN THE APPROPRIATE SECTION ON EACH LETTER OF TRANSMITTAL.

  In addition, Odd Lot Owners who tender all their Shares must complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery in order to qualify for the preferential treatment available to Odd Lot Owners as set forth in Section 1.

  Notwithstanding any other provision hereof, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities, as defined below), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other documents required by the Letter of Transmittal.

  BOOK-ENTRY DELIVERY. The Depositary will establish accounts with respect to the Shares at The Depositary Trust Company and the Philadelphia Depository Trust Company (collectively referred to as "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make delivery of Shares into the Depositary's account in accordance with the procedures of such Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Depositary at one of the addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to a Book-Entry Transfer Facility does not constitute delivery to the Depositary.

  SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal if the Letter of Transmittal is signed by the registered holder of the Shares exactly as the name of the registered holder appears on the certificate (which term, for purposes of this Section 3, includes any participant in a Book-Entry Transfer Facility whose name appears on a security position listing as the owner of Shares) tendered therewith, and payment is to be made directly to such registered holder, or if Shares are tendered for the account of a member firm of a registered national securities exchange, a member of the Stock Transfer Association's approved medallion program (such as STAMP, SEMP or MSP) or a commercial bank or trust company having an office, branch or agency in the United States (each such entity, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a certificate representing Shares is registered in the name of a person other than the signer of a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate with the signature on the certificate or stock power guaranteed by an Eligible Institution.

  METHOD OF DELIVERY. THE METHOD OF DELIVERY OF SHARES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER. IF CERTIFICATES FOR SHARES ARE TO BE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

  FEDERAL INCOME TAX WITHHOLDING. To prevent federal income tax backup withholding equal to 31% of the gross payments made pursuant to the Offer, each shareholder who does not otherwise establish an exemption from such withholding must notify the Depositary of such shareholder's correct taxpayer identification number (or certify that such taxpayer is awaiting a taxpayer identification number) and provide certain other information by completing a Substitute Form W-9 included in the Letter of Transmittal. Foreign shareholders may be required to submit Form W-8, certifying non-United States status, in order to avoid backup withholding. See Instruction 13 of the Letter of Transmittal.

  GUARANTEED DELIVERY. If a shareholder desires to tender Shares pursuant to the Offer and cannot deliver certificates for such Shares (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary by the Expiration Date, such Shares may nevertheless be tendered if all of the following conditions are met:

  (i) such tender is made by or through an Eligible Institution;

  (ii) the Notice of Guaranteed Delivery properly completed and duly executed, substantially in the form provided by the Company, is received by the Depositary by the Expiration Date; and

  (iii) the certificates for all tendered Shares in proper form for transfer (or a confirmation of a book-entry transfer of Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), together with a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof) and any other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq trading days after the date the Depositary received such Notice of Guaranteed Delivery. The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

  DETERMINATION OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the number of Shares to be accepted, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of Shares determined by it not to be in proper form or the acceptance for payment of or payment for which may be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to be properly made until all defects and irregularities have been cured or waived. None of the Company, the Dealer Manager, the Information Agent, the Depositary, or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notice.

  TENDER CONSTITUTES AN AGREEMENT. The tender of Shares pursuant to any one of the procedures described above will constitute a binding agreement between the tendering shareholder and the Company upon the terms and subject to the conditions of the Offer.

  It is a violation of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for a person, directly or indirectly, to tender shares for his or her own account unless, at the time of the tender and at the end of the proration period, the person so tendering

(i) has a net long position equal to or greater than the amount of (x) shares tendered or (y) other securities immediately convertible into, exercisable, or exchangeable for the amount of shares tendered and will acquire such shares for tender by conversion, exercise or exchange of such other securities and
(ii) will cause such shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 promulgated under the Exchange Act provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer as well as the tendering shareholder's representation and warranty that (i) such shareholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 and (ii) the tender of such Shares complies with Rule 14e-4.

4. WITHDRAWAL RIGHTS.

  Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer will be irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company as provided in this Offer to Purchase, may also be withdrawn after 12:00 Midnight, New York City time, on January 10, 1997.

  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the registered holder, if different from that of the person who tendered such Shares. If the certificates have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering shareholder must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Shares tendered by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and the number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person shall be obligated to give any notice of any defects or irregularities in any notice of withdrawal and none of them shall incur any liability for failure to give any such notice. Any Shares properly withdrawn will thereafter be deemed not tendered for purposes of the Offer. However, withdrawn Shares may be retendered by the Expiration Date by again following any of the procedures described in Section 3.

  If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of the Company all tendered Shares, and the Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

5. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

  Upon the terms and subject to the conditions of the offer (including proration), the Company will accept for payment as soon as practicable after the Expiration Date 850,000 (or such lesser number of Shares as are properly tendered and not withdrawn) at prices not greater than $14.50 nor less than $12.75 per Share. For purposes of the Offer, the Company will be deemed to have accepted for payment, subject to proration, Shares tendered at or below the Purchase Price and not withdrawn if, as and when the Company gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer.

  Payment for Shares accepted for payment pursuant to the Offer will be made by depositing the aggregate Purchase Price for such Shares with the Depositary, which will act as agent for the tendering shareholders for the purpose of receiving payment from the Company and transmitting such payments to tendering shareholders.

  In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date; however, the Company does not expect to be able to announce the final results of any such proration until approximately five Nasdaq trading days after the Expiration Date. Certificates for all Shares not purchased, including Shares not purchased due to proration, will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to the account maintained within such Book-Entry Transfer Facility by the participant therein who so delivered such Shares) as soon as practicable after the Expiration Date or termination of the Offer without expense to the tendering shareholder. Under no circumstances will interest be paid by the Company by reason of any delay in paying for any Shares or otherwise. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Section 7.

  The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer, except if (i) payment of the Purchase Price is to be made to, or (ii) (in the circumstances permitted by the Offer) Shares not tendered or not accepted for purchase are to be registered in the name of any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal. In such circumstances, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to such person will be deducted from the Purchase Price unless evidence satisfactory to the Company of the payment of such taxes or exemption therefrom is submitted. See Instruction 7 of the Letter of Transmittal.

  ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE
SECTION 3.

6. CONDITIONAL TENDER OF SHARES.

  Under certain circumstances and subject to the exceptions set forth in
Section 1, the Company may prorate the number of Shares purchased pursuant to the Offer. As discussed in Section 14, the number of Shares to be purchased from a particular shareholder might affect the tax treatment of such purchase to such shareholder and such shareholder's decision whether to tender. EACH SHAREHOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR. Accordingly, a shareholder may tender Shares subject to the condition that a specified minimum number of such holder's Shares tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery must be purchased if any such Shares so tendered are purchased, and any shareholder desiring to make such a conditional tender must so indicate in the box captioned "Conditional Tender" in such Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery.

  Any tendering shareholders wishing to make a conditional tender must calculate and appropriately indicate such minimum number of Shares. If the effect of accepting tenders on a pro rata basis would be to reduce the number of Shares to be purchased from any shareholder (tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery) below the minimum number so specified, such tender will automatically be regarded as withdrawn (except as provided in the next paragraph) and all Shares tendered by such shareholder pursuant to such Letter of Transmittal or Notice of Guaranteed Delivery will be returned as promptly as practicable thereafter.

  If conditional tenders would otherwise be so regarded as withdrawn and would cause the total number of Shares to be purchased to fall below 850,000, then, to the extent feasible, the Company will select enough of such conditional tenders that would otherwise have been so withdrawn to permit the Company to purchase 850,000 Shares. In selecting among such conditional tenders, the Company will select by lot and will limit its purchase in each case to the designated minimum number of Shares to be purchased.

7. CERTAIN CONDITIONS OF THE OFFER.

  Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment, purchase or pay for any Shares tendered and may terminate or amend the Offer or may postpone the acceptance for payment of, or the payment for, Shares tendered, if at any time on or after November 13, 1996 and at or before the payment for any such Shares, any of the following events shall have occurred (or shall have been determined by the Company to have occurred) which, in the Company's sole judgment in any such case and regardless of the circumstances (including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with such acceptance for purchase or payment:

    (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental authority or regulatory or administrative agency, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental authority or regulatory or administrative agency, domestic or foreign, (i) that challenges or seeks to make illegal, or delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by the Company or otherwise directly or indirectly relating in any manner to or affecting the Offer, or (ii) that otherwise, in the sole judgment of the Company, has or may have a material adverse effect on the business, financial condition, income, operations or prospects of the Company and its subsidiaries taken as a whole or has or may materially impair the contemplated benefits of the Offer to the Company; or

    (b) any action shall have been threatened, instituted, pending or taken or approval withheld or any statute, rule, regulation, judgment or order or injunction proposed, sought, enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer or the Company or any of its subsidiaries by any court, government or governmental authority or regulatory or administrative agency, domestic or foreign, that, in the sole judgment of the Company might, directly or indirectly, result in any of the consequences referred to in clauses (i) or (ii) of paragraph (a) above; or

    (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation by any governmental, regulatory or administrative authority or agency or any other event that, in the sole judgment of the Company, might affect the extension of credit by banks or other lending institutions, (v) any significant decrease in the market price of the Shares or any change in the general political, market, economic or financial conditions in the United States or abroad that has or may have material adverse effects with respect to the Company's business, operations or prospects or the trading in the Shares, (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof, or (vii) any decline in either the Dow Jones Industrial Average (6266.04 at the close of business on November 12, 1996) or the Standard and Poor's Index of 500 Industrial Companies (729.56 at the close of business on November 12, 1996) by an amount in excess of 10%, measured from the close of business on November 12, 1996; or

    (d) a tender or exchange offer for some or all of the Shares (other than the Offer) or a proposal with respect to a merger, consolidation or other business combination with or involving the Company or any subsidiary shall have been proposed to be made or shall have been made by another person; or

    (e)(1) any entity, group (as that term is used in Section 13(d)(3) of the Exchange Act), or person (other than entities, groups or persons, if any, who have filed with the Securities and Exchange Commission (the "Commission") on or before December 13, 1996 a Schedule 13G or a Schedule 13D with respect to any of the Shares) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares; or

    (2) such entity, group or person that has publicly disclosed any such beneficial ownership of more than 5% of the Shares prior to such date shall have acquired, or proposed to acquire, beneficial ownership of additional Shares constituting more than 2% of the outstanding Shares or shall have been granted any option or right to acquire beneficial ownership of more than 2% of the outstanding Shares; or

    (3) any person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire the Company or any of its Shares; or

    (f) any change or changes have occurred (or any development shall have occurred involving any prospective change or changes) in the business, assets, liabilities, condition (financial or otherwise), operations, results of operations or prospects of the Company or any of its subsidiaries that, in the sole judgment of the Company, have or may have a material effect with respect to the Company and its subsidiaries taken as a whole.

  The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company in its sole discretion regardless of the circumstances (including any action or inaction by the Company) giving rise to any such conditions, or may be waived by the Company in its sole discretion, in whole or in part at any time. The failure by the Company at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. Any determination by the Company concerning the events described in this Section 7 shall be final and binding on all parties.

8. PRICE RANGE OF SHARES; DIVIDENDS.

  The Shares are listed and principally traded on Nasdaq under the symbol "DSGIF". The following table sets forth the high and low closing sales prices of the Shares on Nasdaq and the cash dividend per Share for the fiscal quarters indicated.

                                                                         CASH
                                                                       DIVIDENDS
                                                        HIGH     LOW   PER SHARE
                                                       ------- ------- ---------
1994:
  1st Quarter......................................... $   28  $22 1/4   $ --
  2nd Quarter.........................................  27 1/2     21      --
  3rd Quarter.........................................  29 1/4  20 1/4   0.25
  4th Quarter.........................................  26 3/4  16 3/4     --
1995:
  1st Quarter......................................... $17 3/4 $   11    $ --
  2nd Quarter.........................................  19 1/2  13 1/4     --
  3rd Quarter.........................................  18 5/8   8 1/2     --
  4th Quarter.........................................     13      10      --
1996:
  1st Quarter......................................... $15 1/8 $12 1/2   $ --
  2nd Quarter.........................................  15 1/8  10 7/8     --
  3rd Quarter.........................................  11 5/8     10      --
  4th Quarter (to November 12, 1996)..................  12 1/8  11 1/4

  On November 12, 1996, the last full trading day prior to the announcement and commencement of the Offer, the last reported sale price of the Shares on Nasdaq was $11 7/8 per Share.

          SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS
                                FOR THE SHARES.

9. PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.

  The Company believes that the purchase of its Shares at this time represents an attractive investment opportunity that will benefit the Company and its remaining shareholders. The Offer will afford to shareholders who are considering the sale of all or a portion of their Shares the opportunity to determine the price at which they are willing to sell their Shares and, in the event the Company accepts such Shares, to dispose of Shares without the usual transaction costs associated with a market sale. The Offer will also allow qualifying shareholders owning beneficially fewer than 100 Shares to avoid the payment of brokerage commissions and the applicable odd lot discount payable on a sale of Shares in a transaction effected on a securities exchange. Correspondingly, the costs to the Company for servicing the accounts of odd lot holders will be reduced. See Section 2.

  Shareholders who determine not to accept the Offer will obtain a proportionate increase in their ownership interest in the Company. After consummation of the Offer, increases or decreases in earnings per Share are likely to be greater than is presently the case because of the smaller number of Shares outstanding.

  If fewer than 850,000 Shares are purchased pursuant to the Offer, the Company may repurchase the remainder of such Shares on the open market, in private transactions or otherwise. The Company may in the future determine to purchase additional Shares on the open market, in private transactions, through one or more tender offers or otherwise. Any such purchases may be on the same terms or on terms which are more or less favorable to shareholders than the terms of the Offer. However, Rule 13e-4 under the Exchange Act prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date. Any future purchases of Shares by the Company would depend on many factors, including the market price of the Shares, the Company's business and financial position, and general economic and market conditions.

  Shares that the Company acquires pursuant to the Offer will become authorized but unissued Shares and will be available for issuance by the Company without further shareholder action (except as may be required by applicable law or the rules of the securities exchange on which the Shares are listed). Such Shares could be issued without shareholder approval for, among other things, acquisitions, the raising of additional capital for use in the Company's business, stock dividends or in connection with employee stock, stock option and other plans, or a combination thereof. The Company has no current plans for the Shares it may acquire pursuant to the Offer or any other authorized but unissued Shares.

  As of the close of business on November 12, 1996, the Company had issued and outstanding 7,682,000 Shares. The 850,000 Shares that the Company is offering to purchase represent approximately 11% of the Shares then outstanding. As of the close of business on November 12, 1996, all directors and executive officers of the Company as a group owned beneficially an aggregate of 4,627,846 Shares, or approximately 60% of the outstanding Shares. The Company has been advised that no director or executive officer intends to tender Shares pursuant to the Offer. If the Company purchases 850,000 Shares pursuant to the Offer and no director or executive officer of the Company tenders Shares, the percentage of outstanding Shares owned beneficially by all directors and executive officers as a group would increase to approximately 68% of the Shares outstanding after the Offer.

  Except as disclosed in this Offer to Purchase, the Company has no plans or proposals which relate to or would result in: (a) the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (d) any change in the present Board of Directors or management of the Company; (e) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (f) any other material change in the Company's corporate structure or business;
(g) any change in the Company's Memorandum or Articles of Association or any actions which may impede the acquisition of control of the Company by any person; (h) the Shares being delisted from Nasdaq; (i) a class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (j) the suspension of the Company's obligation to file reports pursuant to Section 15(d) of the Exchange Act.

  The Company in the past has considered and expects to continue to consider potential acquisitions or other strategic arrangements that may fit the Company's strategic plan. Although the Company from time to time engages in preliminary discussions with respect to such transactions, it has not entered into any definitive agreement with respect to any particular transaction. There can be no assurance that any agreement with respect to any potential acquisitions or other strategic arrangements will be reached on terms acceptable to the Company nor does the Company believe that any such acquisition or strategic arrangement is necessary for successful consummation of its strategic plan.

  The Company will not effect the repurchase in such a way that it would cause the Company's shares to no longer be listed on Nasdaq and the Company may, in its discretion, purchase less than the maximum number of shares or select such lots to be purchased as to ensure that the shares will continue to be traded on Nasdaq.

  The Company does not believe that the Offer will result in delisting of the Shares on Nasdaq or termination of registration of the Shares under the Exchange Act.

  NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH SHAREHOLDER'S SHARES AND NEITHER HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE FULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER.

10.  SOURCE AND AMOUNT OF FUNDS.

  Assuming that the Company purchases 850,000 Shares pursuant to the Offer at a price of $14.50 per Share, the total amount required by the Company to purchase such Shares will be $12,325,000, exclusive of fees and other expenses. The Company expects to fund the purchase of such Shares from the credit facilities described below.

  The Company intends to obtain the required funds from two credit facilities ("Facility A" and "Facility B") with SouthTrust Bank of Georgia, National Association (the "Bank"). The Company's subsidiaries, Associated Hygienic Products LLC ("AHP-LLC"), Associated Hygienic Products (Canada), Inc. ("AHP-Canada") and AHP Holdings L.P. ("AHP-LP") (collectively referred to as the "Borrowers"), will borrow funds under either Facility A which is a $10,000,000 line of credit facility or under Facility B which is a $15,000,000 term loan. The Bank has agreed to permit the Borrowers to loan or to dividend the necessary funds up to $21,000,000 to the Company, whereby up to $17,000,000 may be used to buy back Shares and up to $4,000,000 may be used to provide working capital for the Company.

  Pursuant to the terms of Facility A, the Borrowers have a $10,000,000 line of credit facility which is reduced to $5,000,000 on December 31, 1997 and matures on April 20, 1998. Loans made under Facility A bear interest, at the Borrowers' option, calculated on the basis of a 360 day year, (i) at a floating annual rate equal to the Bank's base rate or (ii) at a floating annual rate equal to 30, 90 or 180 day LIBOR plus 1.75%. The interest will be payable monthly in arrears and the principal payable at maturity. Under both Facility A and Facility B, when the Borrowers' debt/tangible net worth ratio reaches 2.0 or less, the Bank will reduce the spread over the LIBOR rate option by .50% per annum Facility A is secured by all of the accounts receivable and inventory of the Borrowers and all the property, plant and equipment located at 4455 River Green Parkway, Duluth, Georgia and 5640 Lindbergh Lane, Bell, California and a second mortgage will be recorded on all assets at 1185 East Colborne Street, Brantford, Ontario. The loan agreement for Facility A includes representations and warranties and covenants usually included in financing of this type and also includes specific financial covenants, including minimum net income, minimum tangible net worth, maximum debt/tangible net worth, minimum fixed charge coverage, minimum annual capital expenditures, no other debt except that in the ordinary course of business, approval by the Bank of certain transactions and no other distributions by the Borrowers other than the special dividend and working capital financing mentioned in the foregoing paragraph. The Borrowers must also obtain hazard insurance for their properties, and report audited quarterly financial statements to the Bank. The Facility A loan agreement also contains the customary conditions precedent, indemnification and expenses provisions.

  Pursuant to the terms of Facility B, the Borrowers have a 5 year, $15,000,000 term loan. The loan made under Facility B bears interest at either
(i) a floating annual rate equal to the Bank's base rate or (ii) a floating annual rate equal to 30, 90 or 180 day LIBOR plus 2.00%. Principal repayment will be based upon a ten year amortization schedule and principal and interest will be payable monthly in arrears. the Borrowers are allowed to remit 50% of excess cash flow to reduce the loan amount annually. The rest of the terms of the Facility B loan agreement are identical to the terms of the Facility A loan agreement.

  The Company is a guarantor for both credit facilities.

  The Company expects that the indebtedness incurred under the credit facilities will be repaid through cash flow from operations and/or future borrowings.

11. CERTAIN INFORMATION CONCERNING THE COMPANY.

  The Company and its predecessors have been in the business of manufacturing and distributing disposable diapers since 1973. With manufacturing plants in Hong Kong, California, Georgia, Australia, England, Singapore, Canada, Switzerland, China and Thailand, the Company distributes its products throughout Asia, Australia, North America and Europe. The Company also produces private label disposable diapers, adult incontinence and feminine napkins at certain operations. The Company's best selling brands include "Fitti(R)", "Pet Pet(R)", "Cosies(R)", "Cosifits(R)", "Baby Love(R)", "Togs(R)", "Cares(R)" and "Vlesi(R)", "Dispo 123(TM)", "Laurelle(R)" and "Handy(TM)".

  The Company's principal executive offices are located at 17/F Watson Centre, 16-22 Kung Yip Street, Kwai Chung, Hong Kong and its telephone number is 852-2427-6951.

SUMMARY CONSOLIDATED HISTORICAL FINANCIAL INFORMATION

  Set forth below is certain summary consolidated historical financial information of the Company and its subsidiaries. The consolidated historical financial information at December 31, 1995 and December 31, 1994 and for the fiscal years then ended has been summarized from the Company's audited consolidated financial statements as set forth in the Company's Annual Report on Form 20-F for the fiscal year ended December 31, 1995. The consolidated historical financial information for the quarterly periods ended September 30, 1996 and September 30, 1995 has been summarized from the Company's unaudited consolidated financial statements as set forth in the Company's Report on Form 6-K setting forth financial information for the quarterly period ended September 30, 1996. More comprehensive financial information regarding the Company and its subsidiaries is included in such reports, which are on file with the Commission. The financial information that follows is qualified in its entirety by reference to such reports and the audited financial statements and the related notes therein. Copies of such reports may be obtained by calling the Company at 852-2427-6951. Copies of such reports may also be obtained as set forth in Section 17.

             SUMMARY CONSOLIDATED HISTORICAL FINANCIAL INFORMATION
              (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE AMOUNTS)

                                NINE MONTHS ENDED             YEAR ENDED
                           --------------------------- -------------------------
                           SEPTEMBER 30, SEPTEMBER 30, DECEMBER 31, DECEMBER 31,
                               1995          1996          1994         1995
                           ------------- ------------- ------------ ------------
                                   (UNAUDITED)
STATEMENT OF INCOME DATA:
  Revenues...............    $188,572      $180,096      $218,771     $245,881
  Income before taxes....       6,150        10,652        26,683        7,732
  Net income.............       2,249         5,743        16,650        4,687
  Earnings per ordinary
   share
   Primary...............        0.28          0.74          2.00         0.58
   Fully diluted.........        0.28          0.74          2.00         0.58
   Average number of
    ordinary shares
    outstanding:
     Primary.............       8,172         7,797         8,315        8,109
     Fully diluted.......       8,172         7,797         8,315        8,109
    Ratio of earnings to
     fixed charges.......         4.7X          5.6X         20.9X         4.1X
                                       AT                         AT
                           --------------------------- -------------------------
                           SEPTEMBER 30, SEPTEMBER 30, DECEMBER 31, DECEMBER 31,
                               1995          1996          1994         1995
                           ------------- ------------- ------------ ------------
                                   (UNAUDITED)
BALANCE SHEET DATA:
Working capital..........    $ 30,166      $ 31,577      $ 34,307     $ 19,577
Total assets.............     152,797       154,962       135,437      154,393
Total long-term debt ....      14,352        18,053        11,480       16,470
Shareholders' equity.....      82,327        86,866        82,990       83,706
Book value per ordinary
 share...................        10.4          11.2          10.0         10.6

SUMMARY UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

  The following summary unaudited consolidated pro forma financial information gives effect to the purchase of Shares pursuant to the Offer, based on certain assumptions described in the Notes to Summary Unaudited Consolidated Pro Forma Financial Information. The Consolidated Statement of Operations gives effect to the purchase of Shares pursuant to the Offer as if it had occurred at the beginning of the period presented. The Consolidated Balance Sheet gives effect to the purchase of Shares pursuant to the Offer as if it had occurred on December 31, 1995 and September 30, 1996, respectively. The summary unaudited consolidated pro forma financial information should be read in conjunction with the summary consolidated historical financial information and does not purport to be indicative of the results that would actually have been obtained had the purchase of the Shares pursuant to the Offer been completed at the dates indicated or that may be obtained in the future.

        SUMMARY UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION
              (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE AMOUNTS)

                              NINE MONTHS ENDED                YEAR ENDED
                              SEPTEMBER 30, 1996           DECEMBER 31, 1995
                         ---------------------------- ----------------------------
                                        PRO FORMA                    PRO FORMA
                                    -----------------            -----------------
                                       AT       AT                  AT       AT
                                     $12.75   $14.50              $12.75   $14.50
                                    PURCHASE PURCHASE            PURCHASE PURCHASE
                         HISTORICAL  PRICE    PRICE   HISTORICAL  PRICE    PRICE
                         ---------- -------- -------- ---------- -------- --------
STATEMENT OF OPERATIONS
 DATA:
Revenues................  $180,096  $180,096 $180,096  $245,881  $245,881 $245,881
Income before taxes.....    10,652    10,034    9,948     7,732     6,888    6,778
Net income..............     5,743     5,366    5,313     4,687     4,172    4,105
Earnings per ordinary
 share:
  Primary...............      0.74      0.77     0.76      0.58      0.57     0.57
  Fully diluted.........      0.74      0.77     0.76      0.58      0.57     0.57
Average number of
 ordinary shares
 outstanding:
  Primary...............     7,797     6,947    6,947     8,109     7,259    7,259
  Fully diluted.........     7,797     6,947    6,947     8,109     7,259    7,259
Ratio of earnings to
 fixed charges..........      5.6x      4.4x     4.3x      4.1x      3.1x     3.0x
                            AT SEPTEMBER 30, 1996         AT DECEMBER 31, 1995
                         ---------------------------- ----------------------------
                                        PRO FORMA                    PRO FORMA
                                    -----------------            -----------------
                                       AT       AT                  AT       AT
                                     $12.75   $14.50              $12.75   $14.50
                                    PURCHASE PURCHASE            PURCHASE PURCHASE
                         HISTORICAL  PRICE    PRICE   HISTORICAL  PRICE    PRICE
                         ---------- -------- -------- ---------- -------- --------
BALANCE SHEET DATA:
Working capital.........  $ 31,577  $ 21,031 $ 20,799  $ 19,577  $  8,870 $  8,589
Total assets............   154,962   154,275  154,116   154,393   148,457  148,243
Total long-term debt....    18,053    19,222   20,530    16,470    17,615   18,889
Shareholders' equity....    86,866    75,152   73,611    83,706    71,854   70,299
Book value per ordinary
 share..................      11.2      10.9     10.7      10.6      10.2      9.9


 See Notes to Summary Unaudited Consolidated Pro Forma Financial Information.

    NOTES TO SUMMARY UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

  The following assumptions regarding the Offer were made in arriving at the pro forma financial information:

    The information assumes 850,000 Shares are repurchased and retired at a $12.75 per Share price and at a $14.50 per Share price, respectively, with the purchase being financed with bank borrowing. There can be no assurance that the Company will repurchase 850,000 Shares or of the price at which Shares will be repurchased.

    (1) Earnings were reduced for the cost of borrowed funds. The assumed average interest rates for the year ended December 31, 1995 and the quarterly period ended September 30, 1996 were 7.4% and 7.3%, respectively.

    (2) The income tax benefit on the reduction of interest income related to the above-referenced use of cash was computed at an assumed effective tax rate of 39% for 1995 and 1996.

    (3) Expenses directly related to the Offer are assumed to be $500,000 and are charged against additional paid-in capital.

    (4) The ratio of earnings to fixed charges has been computed by dividing the sum of income before taxes, interest expense and a portion of rental expense representative of the interest factor by the sum of total interest, including amounts capitalized, and the portion of rental expense representative of the interest factor.

12. TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES.

  On May 31, 1994, the Company announced that the Board of Directors had authorized the repurchase of up to 500,000 of the then outstanding Shares (the "Repurchase Program"). The Shares were to be purchased from time to time in the open market or unsolicited negotiated transactions, including block purchases. The timing of the Repurchase Program and number of Shares repurchased was to be dictated by overall financial and market conditions. The authority was increased to 1,000,000 shares on July 7, 1995. Since May 31, 1994, the Company has repurchased 633,000 Shares at prices ranging from $10.875 to $15.875 per Share pursuant to the Repurchase Program. Rule 13e-4 under the Exchange Act prohibits the Company from making any purchases of Shares until 10 business days after the Expiration Date, other than pursuant to the Offer; thereafter, the Company intends to resume the Repurchase Program. Any Share purchases under the Repurchase Program or otherwise may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer. Any future purchases by the Company, either pursuant to the Repurchase Program or otherwise, will depend on numerous factors, including the market price of the Shares, the results of the Offer, the Company's business and financial condition and general economic and market conditions. Shares purchased in the Offer will not be counted in the aggregate number of Shares to be purchased pursuant to the Repurchase Program.

  Shares the Company acquires pursuant to the Offer will be retained as treasury stock (unless and until the Company determines to retire such Shares) and be available for issue without further shareholder action (except as required by applicable law or, if retired, the rules of any securities exchange on which Shares are listed) for purposes including, but not limited to, the acquisition of other businesses, raising of additional capital for use in the Company's businesses, and satisfaction of obligations under existing or future employee benefit plans. The Company has no current plans for issuance of Shares repurchased pursuant to the Offer.

  Other than as set forth above, based upon the Company's records and upon information provided to the Company by its directors and executive officers, neither the Company nor, to the Company's knowledge, any of its associates, subsidiaries, directors, executive officers or any associate of any such director, officer, or any director or executive officer of its subsidiaries, has engaged in any transactions involving the Shares during the 40 business days preceding the date hereof.

  Neither the Company nor, to the Company's knowledge, any of its directors or executive officers is a party to any contract, arrangement, understanding or relationship relating directly or indirectly to the Offer with any other person with respect to the Shares.

13. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

  The Company is not aware of any license or regulatory permit that it believes is material to the Company's business that might be adversely affected by the Company's acquisition of Shares as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Company as contemplated herein. Should any such approval or other action be required, the Company will make a good faith effort to obtain such approval or other action. The Company is unable to predict whether it will be required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial consideration or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions. See Section 7.

14. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

  The following summary discusses the material United States federal income tax consequences relating to the Offer for a US Holder participating in the Offer. As used herein, a "US Holder" is a holder of Shares who is a citizen or resident of the United States, a corporation (or other entity which is taxable as a corporation for United States income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof, and any other person or entity whose ownership of Shares is effectively connected with the conduct of a trade or business in the United States. The following summary does not address the tax consequences that may be relevant to particular US Holders subject to special treatment under certain United States federal income tax laws, such as dealers in securities or currencies, banks, financial institutions, tax-exempt organizations, life insurance companies, persons holding Shares as part of a conversion transaction or as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes. The summary assumes that a US Holder holds their Shares as capital assets within the meaning of Section 1221 of the Code. This summary does not address the tax consequences of the Offer to US Holders who acquired their Shares (or options to acquire such Shares) in connection with the performance of services for the Company. The summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations thereunder and administrative rulings and judicial authority as of the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, and any such change could affect the continuing validity of the discussion. This summary does not address any consequences arising under the laws of any state, locality or foreign jurisdiction.

  The Company will not seek a ruling from the Internal Revenue Service (the "IRS") with regard to any of the United States federal income tax consequences of the Offer, and there can be no assurance that the IRS will agree with the discussion set forth below. ACCORDINGLY, EACH SHAREHOLDER SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR WITH REGARD TO THE OFFER AND THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO HIS, HER OR ITS PARTICULAR SITUATION.

GENERAL

  Sales of Shares by a US Holder pursuant to the Offer will be taxable transactions for United States federal income tax purposes and may also be taxable transactions under applicable state, local, foreign and other tax laws. The United States federal income tax consequences to a US Holder may vary depending upon such US Holder's particular facts and circumstances.

  A transfer of Shares to the Company pursuant to the Offer will generally be treated as a sale or exchange of such Shares if one of three tests for sale or exchange treatment under Section 302 of the Code is satisfied. See "-- Requirements for Sale or Exchange Treatment." If any of the three sale or exchange tests is met, a tendering shareholder will recognize gain or loss, computed separately for each block of Shares sold pursuant to the Offer, equal to the difference between the amount of cash received for such Shares and such shareholder's tax basis in such Shares. Assuming the shares are held as capital assets, such gain or loss will generally be a capital gain or loss, and will be long-term capital gain or loss if the holding period for the Shares exchanged is more than one year.

  If none of the three sale or exchange tests under Section 302 is satisfied, the tendering shareholder will be treated instead as having received a dividend taxable as ordinary income in an amount equal to the lesser of (i) the total amount of cash received by the shareholder pursuant to the Offer and
(ii) such shareholder's allocable portion of the Company's current and accumulated earnings and profits. Amounts distributed to shareholders in excess of their allocable share of the Company's earnings and profits will be treated as a return of capital to the extent of a shareholder's basis in their Shares. Such shareholder's basis in their Shares will be reduced by the amount treated as a tax-free return of capital (but not below zero). Amounts received by a shareholder which exceed their tax basis in their Shares will generally be treated as received from the sale or exchange of such Shares, and if such Shares are held as a capital asset, as capital gain. Such capital gain will be long-term capital gain if the holding period for the Shares exceeds one year. See "--Dividend Treatment."

  Certain shareholders may be subject to different treatment if the Company is or was in a prior year a PFIC, FPHC or CFC (each as defined below). See "-- PFIC, FPHC and CFC Issues." The Company does not believe that it is or was in any prior year a PFIC, FPHC or CFC. However, the Company has not sought a ruling from the IRS on its classification under these rules for the current year or any prior year. Accordingly, no assurance can be given that the Company will not be classified as a PFIC, FPHC or CFC during the current year or a prior year. Any such classification may have an adverse effect on the United States federal income tax consequences of a shareholder participating in the Offer.

REQUIREMENTS FOR SALE OR EXCHANGE TREATMENT

  Under Section 302 of the Code, a transfer of shares to the Company pursuant to the Offer will be treated as a sale or exchange of such Shares if the receipt of cash upon such transfer (a) is "substantially disproportionate" with respect to the shareholder, (b) results in a "complete termination" of the shareholder's interest in the Company or (c) is "not essentially equivalent to a dividend" with respect to such shareholder (each as described in more detail below). In determining whether any of the sale or exchange tests under Section 302 is satisfied, shareholders must take into account not only the Shares which they actually own, but also Shares which they are deemed to own pursuant to the constructive ownership rules of Section 318 of the Code. Pursuant to these constructive ownership rules, a shareholder is deemed to own the Shares actually owned, and in some cases constructively owned, by certain related individuals and entities, and the Shares which the shareholder has the right to acquire by exercise of an option or by conversion or exchange of a security.

  The Substantially Disproportionate Test. The receipt of cash by a shareholder will be "substantially disproportionate" if the percentage of the outstanding Shares actually and constructively owned by the shareholder immediately following the sale of Shares pursuant to the Offer is less than

80% of the percentage of the outstanding Shares actually and constructively owned by such shareholder immediately before the sale of Shares pursuant to the Offer. Shareholders should consult their tax advisors with respect to the application of the "substantially disproportionate" test to their particular facts and circumstances.

  The Complete Termination Test. The receipt of cash by a shareholder will be a "complete termination" of the shareholder's interest in the Company if either (a) all of the Shares actually and constructively owned by the shareholder are sold pursuant to the Offer or (b)(i) all of the Shares actually owned by the shareholder are sold pursuant to the Offer and (ii) the shareholder is eligible to waive and does effectively waive attribution of all Shares constructively owned by the shareholder in accordance with Section 302(c)(2) of the Code.

  The Not Essentially Equivalent to a Dividend Test. Even if the receipt of cash by a shareholder fails to satisfy the "substantially disproportionate" test or the "complete termination" test, such shareholder may nevertheless satisfy the "not essentially equivalent to a dividend" test, if the shareholder's sale of Shares pursuant to the Offer results in a "meaningful reduction" in the shareholder's proportionate interest in the Company arising from actual and constructive ownership of Shares. Whether the receipt of cash by a shareholder will be "not essentially equivalent to a dividend" will depend upon the individual shareholder's facts and circumstances. The IRS has ruled that whether a meaningful reduction in a shareholder's interest had occurred must be determined on a shareholder-by-shareholder basis, and has identified three rights inherent in stock ownership (the shareholder's right to vote and thereby exercise control, the shareholder's right to participate in current earnings and accumulated surplus and the shareholder's right to share in net assets on liquidation) that it views as important in making such a determination. In the case of a small minority shareholder, even a small reduction in his proportionate interest should satisfy this test. Although a reduction in a shareholder's proportionate interest in the Company would not occur if the Company redeemed an equal percentage of each of the shareholders' Shares, the IRS has ruled that a reduction from .0001118% to .0001081% in the proportionate interest of a shareholder in a publicly held corporation who exercised no meaningful control would constitute such a "meaningful reduction." Shareholders expecting to rely upon the "not essentially equivalent to a dividend" test should consult with their tax advisors as to its application in their particular situation.

  It may be possible for a tendering shareholder to satisfy one of the above three tests by contemporaneously selling or otherwise disposing of all or some of the Shares that are actually or constructively owned by such shareholder but are not purchased pursuant to the Offer. Correspondingly, a tendering shareholder may not be able to satisfy one of the above three tests because of contemporaneous acquisitions of Shares by such shareholder or a related party whose Shares would be attributed to such shareholder. Shareholders should consult their tax advisors regarding the tax consequences of such sales or acquisitions in their particular circumstances.

  Each shareholder should be aware that proration of the Offer may mean that even if all the Shares actually and constructively owned by a shareholder are tendered pursuant to the Offer, fewer than all such Shares may be purchased by the Company, which in turn may affect the shareholder's ability to satisfy one of the three tests for sale or exchange treatment under Section 302 of the Code, as discussed above. See Section 6 for information regarding each shareholder's option to make a conditional tender of a minimum number of Shares. A SHAREHOLDER WHO DETERMINES TO MAKE A CONDITIONAL TENDER IS STRONGLY URGED TO CALCULATE THE MINIMUM NUMBER IN CONSULTATION WITH HIS, HER OR ITS TAX ADVISOR.

DIVIDEND TREATMENT

  If none of the three sale or exchange tests under Section 302 of the Code is satisfied the tendering shareholder will be treated as having received a dividend taxable as ordinary income in an amount equal to the lesser of (i) the total amount of cash received by the shareholder pursuant to the Offer and
(ii) such shareholder's allocable portion of the Company's current and accumulated earnings and profits. To the extent the receipt of cash is treated as a dividend, the tendering shareholder's basis in the Shares sold pursuant to the Offer would generally be added to such shareholder's basis in any remaining Shares actually or constructively owned by the tendering shareholders. Amounts distributed to a shareholder in excess of their allocable share of the Company's current and accumulated earnings and profits will be treated as a pro rata distribution made with respect to all of the remaining Shares held by such shareholder. Such distribution will be treated as a return of capital (and not taxable) to the extent of such shareholder's basis in each adequately identified block of Shares, and such shareholder's basis in each such block of Shares will be reduced by the amount treated as a return of capital (but not below zero). It appears that amounts received by a shareholder with respect to a particular block of Shares which exceed the tax basis of such Shares will generally be treated as received from the sale or exchange of such Shares, and if such Shares are held as a capital asset, as capital gain. Such capital gain will be long-term capital gain if the holding period for the Shares exceeds one year.

  No dividends-received deduction is available for corporate shareholders because the Company is not a domestic corporation for U.S. federal tax purposes.

PFIC, FPHC AND CFC ISSUES

  Various provisions contained in the Code impose special federal income tax treatment on certain corporations and their shareholders. These include the rules relating to classification as a PFIC, FPHC or CFC (each as defined below). The Company may be classified as one or more of the foregoing types of entities. Classification as one or more of the foregoing may affect the treatment of a shareholder participating in the Offer. The Company does not believe that it should be classified as a PFIC, FPHC or CFC for United States federal income tax purposes for the current year or any prior year. However, no ruling has been requested by the Company from the IRS as to its status as a PFIC, FPHC or CFC (either for the current year or any prior year), and there can be no assurance that the Company will not be classified as one or more of such entities. Classification of the Company as a PFIC, FPHC or CFC may, depending upon the facts relevant to a particular shareholder, have an adverse impact upon such shareholder.

 Passive Foreign Investment Company

  Sections 1291 through 1297 of the Code relate to passive foreign investment companies ("PFICs") and impose an interest charge on "excess distributions" made from a PFIC. A foreign corporation is a PFIC if (i) 75% or more of its gross income for the taxable year is passive income as defined under Section 954(c) of the Code (the "passive income test"), or (ii) 50% or more of the average value (or adjusted tax basis if the corporation is a CFC) of the assets held by the corporation during the taxable year consist of assets that produce or are held for the production of passive income (the "passive asset test"). Certain look-through rules take into account the assets and activities of related corporations from which the foreign corporation either receives income or in which it holds an interest. Although a determination whether a corporation is a PFIC is made annually, in general, once a corporation has been classified as a PFIC, it cannot thereafter lose its status as a PFIC.

  An "excess distribution" under the PFIC regime will generally include all gain recognized on the sale or exchange of shares of a PFIC (including a distribution treated as a sale or exchange under Section 302(a) of the Code). An actual distribution from a PFIC (other than a distribution treated as a sale or exchange under Section 302(a) of the Code) will generally be characterized as an excess distribution to the extent such distribution, when combined with all other actual distributions received by the U.S. Holder in such taxable year, exceeds 125% of the average actual distributions received by such shareholder in the three preceding taxable years (or its holding period if shorter). Once the amount of the excess distribution is determined, it is allocated ratably to all days in the shareholder's holding period for the shares of the PFIC. Amounts allocated to the current year or a year prior to the date upon which the corporation was a PFIC are included in the shareholder's income as ordinary income. Amounts allocated to prior years in which the corporation was a PFIC are subject to the highest rate of tax for the year to which allocated, and each of the resulting amounts of tax is subject to an interest charge as if it were an underpayment of taxes for such tax year.

  The Company does not believe that it should, in the current year or any prior year, be classified as a PFIC. Under Section 1296(c) of the Code for purposes of determining PFIC status, a foreign corporation is deemed to hold its proportionate share of the assets and to receive directly its proportionate share of the income of its subsidiaries in which it owns 25 percent or more of the stock (determined by value). The Company, through its more than 25 percent owned subsidiaries, is engaged in substantial manufacturing activities and holds few assets (and receives little income) which would be classified as passive assets under Notice 88-22 or would be classified as passive income under Section 954(c) of the Code (after application of the look-through rules under Section 1296(c) of the Code). However, the Company has not sought a ruling from the IRS on its classification under the PFIC rules, and the Company's view on its status as a PFIC is not binding on the IRS.

 Foreign Personal Holding Companies

  Sections 551 through 558 of the Code relate to foreign personal holding companies ("FPHCs") and impute undistributed income of certain foreign corporations to United States persons who are shareholders of such corporations. A foreign corporation will be classified as a FPHC if (i) at any time during the taxable year five or fewer individuals, who are United States citizens or residents, directly or indirectly own more than 50% of the corporation's shares (measured either by voting power or value) (the "shareholder test") and (ii) the corporation receives 60% or more of its gross income, as specially adjusted, from certain passive sources (the "income test"). Generally, for years following the first year a corporation is a FPHC, the passive income threshold for purposes of the income test drops to 50% or more.

  Under the FPHC rules, a pro rata portion of a FPHC's undistributed foreign personal holding company income is imputed to United States persons holding, directly or indirectly, its stock on the last day of the corporation's tax year during which it met the ownership test. Such amount would be taxable to such persons as a dividend for United States federal income tax purposes. The amount of such hypothetical dividend will also increase such shareholder's tax basis in their shares of stock. Shares of a corporation classified as a FPHC in the taxable year preceding the death of a shareholder are not eligible for a step-up in their tax basis to fair market value upon the death of such shareholder. Instead, such shares obtain a tax basis equal to the lesser of their fair market value or their tax basis in the hands of the decedent.

  The Company believes that it is not currently and has not been an FPHC for any taxable year during the period of time that it has been publicly traded in the United States, because for each such taxable year the income test and/or the shareholder test has not been satisfied. However, the Company has not sought a ruling on its status as an FPHC, and the Company's view on its status as an FPHC is not binding on the IRS.

 Controlled Foreign Corporations

  Sections 951 through 964 and 1248 of the Code relate to controlled foreign corporations ("CFCs") and impute undistributed income to certain U.S. shareholders and convert into dividend income gain on dispositions of shares which would otherwise qualify for capital gains treatment. The CFC provisions only apply if Ten Percent U.S. Shareholders (as defined below) directly or indirectly or constructively own, in the aggregate, more than 50% (measured by voting power or value) of the shares of a foreign corporation.

  If the Company is, or was during a five-year look-back period, a CFC, then any United States person that, directly, indirectly or constructively owns or owned 10% or more of the combined voting power of all classes of its voting stock (a "Ten Percent U.S. Shareholder") during any portion of such period when the Company was a CFC may be subject to the special rules noted in the preceding paragraph.

  The Company does not believe that it should be classified as a CFC at the present time or at any time during the previous five years, since it does not believe that there are sufficient Ten Percent U.S. Shareholders to classify the Company as a CFC. However, the Company has not sought a ruling on its status as a CFC, and the Company's view on its status as a CFC is not binding on the IRS.

CERTAIN PROPOSED LEGISLATION

  Individual shareholders should be aware that legislation has been proposed which, if enacted, would generally prevent a shareholder who owns more than one block of Shares and who sells less than all of their Shares from measuring their gain or loss based on the tax basis of the blocks of Shares specified by such shareholder. Such shareholders would instead be treated as selling Shares with a tax basis equal to the average tax basis of all of the Shares owned by such shareholder. It is impossible to predict whether this or similar legislation will be enacted, and whether such legislation, if enacted, would apply to the Offer. Individual shareholders should consult with their own tax advisors concerning possible legislation affecting their ability to select particular blocks of Shares to be sold in the Offer.

TAX RATES AND ESTIMATED PAYMENTS

  The maximum federal income tax rate on ordinary income and short-term capital gain for individuals, estates and trusts is 39.6% (although income at certain specified levels may be subject to tax at a higher effective rate due to the phase-out of the personal exemptions and the benefit of certain itemized deductions for high income taxpayers). Long-term capital gains are subject to tax at a maximum rate of 28% for individuals, estates and trusts (with similar effects on phase-out of exemptions and itemized deductions). For corporations, the maximum federal income tax rate on ordinary income is 35% (although income at certain specified levels may be subject to tax at a higher rate due to the phase-out of lower brackets). Long-term capital gains recognized by corporate taxpayers are taxable at a maximum rate of 35%.

  Capital gains and losses are netted and combined according to special rules in arriving at the overall capital gain or loss for a particular tax year. Deductions for net capital losses are subject to significant limitations. For US Holders which are individuals a capital loss is allowable in the year incurred to the extent of capital gains, plus the lesser of (i) $3,000 and
(ii) the excess of such losses over such gains. In later tax years, any unused portion of such net capital loss may generally be carried over and treated as though incurred in the successive year, subject to the rules described in the preceding sentence. For US Holders which are corporations, a capital loss is allowable in the year incurred only to the extent of capital gains. Any unused portion of such net capital loss may be carried back three years and then carried forward five years from the year in which the loss arose, to offset net capital gains during such period.

  Shareholders are urged to consult with their own tax advisors regarding any possible impact on their obligation to make estimated tax payments as a result of the recognition of any capital gain (or the receipt of any ordinary income) caused by the sale of any Shares to the Company pursuant to the Offer.

BACKUP WITHHOLDING

  See Section 3 with respect to the application of United States federal income tax backup withholding. Shareholders (including those who are not US Holders) may be subject to backup withholding, at a rate of 31% of the gross amount paid, unless the requirements set forth in Section 3 are complied with.

  THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF A SALE PURSUANT TO THE OFFER MAY VARY DEPENDING UPON, AMONG OTHER THINGS, THE PARTICULAR CIRCUMSTANCES OF THE TENDERING SHAREHOLDER. NO INFORMATION IS PROVIDED HEREIN AS TO THE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF A SALE PURSUANT TO THE OFFER. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF A SALE PURSUANT TO THE OFFER.

15. EXTENSION OF THE OFFER; TERMINATION; AMENDMENTS.

  The Company expressly reserves the right, in its sole discretion, and regardless of whether or not any of the conditions specified in Section 7 shall have occurred, at any time or from time to time, to extend the period of time during which the Offer for the Shares is open by giving oral or written notice of such extension to the Depositary, followed by a public announcement thereof no later than 9:00 a.m. New York City time, on the next business day after the previously scheduled Expiration Date. There can be no assurance that the Company will exercise its right to extend the Offer for the Shares. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer.

  The Company also expressly reserves the right, in its sole discretion, (i) to delay payment for any shares not therefore paid for or to terminate the Offer and not to accept for payment any Shares not theretofore accepted for payment, upon the occurrence of any of the conditions specified in Section 7, or (ii) at any time or from time to time to amend the Offer for the Shares in any respect, including increasing or decreasing the number of Shares the Company may purchase or the range of prices it may pay pursuant to the Offer.

  Any such extension, delay, termination or amendment will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which the Company may choose to make public announcement, except as provided by applicable law (including Rule 13e-4(e)(2) under the Exchange
Act), the Company shall have no obligation to publish, advertise or otherwise communicate such public announcement other than by making a release to the Dow Jones News Service.

  If the Company makes a material change in the terms of the Offer for the Shares or the information concerning the Offer for the Shares, or if it waives a material condition of the Offer for the Shares, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) under the Exchange Act, which require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price, a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. The Company confirms that its reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that an issuer pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer. If (i) the Company increases or decreases the price to be paid for the Shares, or the Company increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares or the Company decreases the number of Shares being sought and (ii) the Offer for the Shares is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer for the Shares will be extended until the expiration of such period of ten business days.

16. FEES AND EXPENSES.

  Salomon Brothers Inc has been retained by the Company to act as Dealer Manager in connection with the Offer. Salomon Brothers Inc will receive a fee of $200,000 for its services as Dealer Manager. The Company has also agreed to reimburse Salomon Brothers Inc for its reasonable out-of-pocket expenses incurred in connection with the Offer, including fees and disbursements of counsel not to exceed $20,000, and to indemnify Salomon Brothers Inc against certain liabilities, including certain liabilities under the federal securities laws.

  The Company has retained D.F. King & Co., Inc. to act as Information Agent and ChaseMellon Shareholder Services, L.L.C. to act as Depositary in connection with the Offer. The Information Agent and the Dealer Manager may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews, and may request brokers, dealers, and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and Depositary will each receive reasonable and customary compensation for their respective services, and will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. The Depositary has rendered stock transfer services to the Company in the past for which they have received customary compensation, and can be expected to continue to render similar service to the Company in the future. Neither the Depositary, the Information Agent nor the Dealer Manager has been retained to, or is authorized to, make recommendations in connection with the Offer.

  The Company will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Company for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

17. MISCELLANEOUS.

  The Offer is being made to all holders of Shares. The Company is not aware of any jurisdiction in which the making of the Offer or the acceptance for payment of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If the Company becomes aware of any jurisdiction where the making of the Offer would not be in compliance with such laws, the Company will make a good faith effort to comply with such laws or seek to have such laws declared inapplicable to the Offer. If after such good faith effort the Company cannot comply with any such laws, the Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Shares in any such jurisdictions. In those jurisdictions whose laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by Salomon Brothers Inc as Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

  The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is filed with the Commission. The Company has also filed an Issuer Tender Offer Statement on Schedule 13E-4 with the Commission, which includes certain additional information relating to the Offer. Such reports, as well as such other material, may be inspected and copies may be obtained at the Commission's public reference facilities at 450 Fifth Street, N.W., Washington, D.C., and should also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois. Copies of such material may be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Schedule 13E-4 may not be available at the Commission's regional offices.

                                          DSG INTERNATIONAL LIMITED

November 13, 1996

  Facsimile copies of the Letter of Transmittal will be accepted from Eligible Institutions. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each tendering shareholder or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.


                       THE DEPOSITARY FOR THE OFFER IS:

                   CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

                                                             By Hand or Overnight Couri-
          By Mail:             By Facsimile Transmission:                er:
 Reorganization Department           (201) 329-8936           Reorganization Department
      Midtown Station         Confirm Receipt of Notice of    120 Broadway - 13th Floor
        P.O. Box 798              Guaranteed Delivery:           New York, NY 10271
     New York, NY 10018            (201) 296-4209 (OR)
                                     (201) 296-4381

 Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager. Additional copies of the Offer to Purchase or the Letter of Transmittal may be obtained from the Information Agent. Shareholders may also contact their local broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                            D. F. KING & CO., INC.

                                77 Water Street
               New York, New York 10005 (212) 269-5550 (collect)

                                      or

                         Call Toll Free 1-800-714-3306

                     The Dealer Manager for the Offer is:

                             SALOMON BROTHERS INC

                           Seven World Trade Center

                           New York, New York 10048

                                (212) 783-6467